EX-28.h.1.i

AMENDMENT
 TO
TRANSFER AGENCY SERVICES AGREEMENT

This Amendment to Transfer Agency Services Agreement, dated as of February 11, 2010 and effective as of February 20, 2010 or such other date as the parties agree in writing (“Amendment”), is being entered into by and between PNC Global Investment Servicing (U.S.) Inc. ("PNC") and Bridgeway Funds, Inc. (the "Fund").

Background

PNC and the Fund entered into a Transfer Agency Services Agreement, dated as of December 30, 2009 and effective as of February 20, 2010 or such other date as the parties agree in writing (the “Agreement”), and now wish to amend the Agreement in accordance with the terms herein.

Capitalized terms used in this Amendment but not expressly defined herein shall have the meanings ascribed to them in the Agreement.

Terms

In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree to all statements made above and as follows:

1.           Modifications to Agreement.  The Agreement is hereby amended as follows:

(a)           The term "Agreement" means "the Original Agreement as amended by this Amendment.”

(b)           New Section 3(e) is hereby added to the Agreement, which shall read in its entirety as follows:

(e)
AlbridgeCentral.  PNC shall provide the Fund access to AlbridgeCentral services pursuant to the terms of Exhibit D attached hereto.  Exhibit D is hereby incorporated by reference into the Agreement in its entirety.

(c)           The Agreement is hereby amended and supplemented by adding new Exhibit D to the Agreement in the form of Exhibit D attached hereto.

2.           Remainder of Agreement.  Except as specifically modified by this Amendment all terms and conditions of the Agreement shall remain in full force and effect.

3.           Entire Agreement.  This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

4.           Facsimile Signatures; Counterparts.     This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.                                                                                                Bridgeway Funds, Inc.

By:     /s/Michael DaNofrio                                                                                                          By:       /s/Michael D. Mulcahy

Name: Michael DaNofrio                                                                                            Name:  Michael D. Mulcahy

Title: Executive Vice President, Senior Managing Director                                                    Title:    President

EXHIBIT D

1.           Definitions.  The terms in quotation marks below shall have the meanings ascribed to them below for purposes of this Exhibit D only (the “Exhibit”).  Capitalized words used in this Exhibit not defined in this Exhibit shall have the meanings ascribed to them elsewhere in the Agreement:

1.1           "Account" means the account of a Shareholder in the Fund or any Portfolio.

1.2           "Documentation" means the documentation materials maintained by PNC which describe the functionalities of a Web Application and provide instructions for the use of that Web Application, as such documentation materials may be updated and modified from time to time by PNC.

1.3           “Financial Intermediary” means any investment advisor, brokerage firm, financial planner or other entity.

1.4           “Inquiry” means any interaction with or action taken with respect to the Web Application initiated by a Financial Intermediary involving Provided Information that is not a Transaction.

1.5            “Party” means the Fund or PNC.

1.6           “PNC” means PNC Global Investment Servicing (U.S.), Inc. and its affiliate, Albridge Solutions, Inc.

1.7           "Portfolio" means any class, tier, series or portfolio of the Fund.

1.8           “Provided Information” means the Fund and Shareholder information and data provided by or on behalf of the Fund to PNC for use on the Web Applications.

1.9           “Services” means those shareholder data and information aggregation services made available by PNC from time to time to Financial Intermediaries through the Web Applications, as such may be updated, revised or amended in PNC's discretion from time to time.

1.10           “Shareholder” means the record owner of any number of shares of the Fund or any Portfolio.

1.11           “Shareholder Data” means information pertaining to a Shareholder and the Accounts in the Fund or any Portfolio, including non-public personal information (as defined by Regulation S-P) and Transactions.

1.12           “Transaction” means any purchase, sale, redemption, distribution, exchange, transfer or other activity or change in status involving an Account or Account assets initiated by a Financial Intermediary.

1.13           “Web Applications” means the collections of electronic documents, electronic files, content, text, graphics, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data files, technology, scripts and programs residing on any computer system(s) maintained by or for PNC Global Investment Servicing (U.S.) Inc., accessible via one or more Internet-based applications operated by or for PNC Global Investment Servicing (U.S.) Inc. (“PNC Applications”) or Albridge Solutions, Inc. (“Albridge Applications,” and together with the PNC Applications, the “Applications”), which provide sets of user group-based functionality resident within existing applications operated by or for PNC or new functionality developed by or for PNC.

2.           Authorization to Share Information.  PNC operates the Web Applications for use by Financial Intermediaries to access and manage the accounts of clients who are shareholders of investment companies or other collective investment vehicles  The Fund desires to make available Provided Information via the Web Applications.  To that end, the Fund hereby authorizes PNC to make available the Provided Information via the Web Applications and to take all actions consistent with the documentation for the Services and the Web Applications to facilitate the foregoing.

3.           Duties of PNC.   PNC shall (i) act reasonably in accordance with the Documentation to facilitate making available Provided Information via the Web Applications on an "as is" basis and shall permit the Fund to make all elections with respect to the Services which the Documentation provides for a Web Application content provider to make, and (ii) provide the Fund at PNC’s standard rates and charges, to the extent requested by the Fund, with inquiry access to Provided Information via the PNC Applications.  PNC makes no representations or warranties with respect to the operation of the Web Applications.  PNC’s use of the Provided information shall at all times comply with applicable federal and state laws.  Additionally, PNC shall require Financial Intermediaries to represent that their use of the Provided Information shall at all times comply with applicable federal and state laws.

4.           Duties of the Fund.  The Fund shall maintain, or cause its distributor to maintain, appropriate agreements with DTCC or NSCC, as may be appropriate, including without limitation, agreements with respect to FUND/Speed (or its successors), and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of PNC.  The Fund shall strictly comply with all Documentation and any specifications contained therein with respect to the Fund's inquiry access to the Web Applications via the PNC Applications.  The Fund shall communicate with Financial Intermediaries and Shareholders to the extent such is reasonably required for the Services to be performed in accordance with the Documentation.  The Fund's use of inquiry access to the Web Applications via the PNC Applications shall be conducted in full compliance with any terms of use, restrictions, limitations and indemnities made applicable by PNC generally to inquiry users of the PNC Applications.  No access to the Web Applications is granted hereunder via the Albridge Applications.

4.1  Authority.  The Fund hereby warrants, represents and covenants to PNC that (a) the Fund has the full power, capacity and authority to enter into and perform this Exhibit and to make the grant of rights contained herein, including without limitation, the right to grant the licenses contemplated by this Exhibit to PNC and the right to provide the Provided Information; (b) Fund’s performance of this Exhibit does not violate or conflict with any agreement to which Fund is a party; (c) the execution and delivery of this Exhibit, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action of the Fund, and do not contravene its charter or by-laws; and (d) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for its performance hereunder.

5.           Linking.  Each Party hereby grants to the other a royalty-free, nonexclusive, nontransferable and revocable right and license to use such Party’s hyperlink in such Party’s website or the Web Applications, as applicable, in connection with the Services.  Each Party shall reasonably cooperate with the other Party concerning the placement, location and destination of such hyperlinks.  All rights not expressly granted to a Party under this Section 5 are retained by the Party owning such rights.  A Party shall immediately cease using another Party's hyperlink immediately upon termination of the license granted by this Section 5.

6.           Trademarks.  Subject to the provisions of this Section 6, each Party hereby grants to the other a non-exclusive, limited license to use such Party’s trademarks, service marks and trade names in connection with the Services or performing this Exhibit.  All use of trademarks shall be in accordance with the granting Party's reasonable policies regarding advertising and trademark usage as established from time to time.  The Fund hereby grants PNC the right and license to display the Fund’s trademarks, service marks and trade names on the Web Applications and in advertising and marketing materials related to the Web Applications and the Services, but only to the extent such trademarks, service marks and trade names relate to the Services performed under this Exhibit.  PNC hereby grants to the Fund the right and license to display PNC’s trademarks, service marks and trade names on the Fund’s website only to the extent such trademarks, service marks and trade names relate to the Services performed under this Exhibit.  Each party shall retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 6.  Use of the trademarks hereunder by the grantee of the trademark license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof.

7.           Access and Display License.  The Fund hereby grants to PNC a worldwide, royalty-free, non-exclusive right and license to display through the Web Applications, and provide Financial Intermediaries access to, all portions of the Provided Information.  Without limiting the generality of the foregoing, the license granted in this Section 7 shall include the right to (i) download and store, copy in on-line and off-line form, reformat, manipulate, and  distribute, publish, transmit, and display the Provided Information via the Web Applications; and (ii) permit Financial Intermediaries to access and use the Provided Information.  The Fund shall have sole responsibility for imposing any desired use restrictions on Financial Intermediaries with respect to Services utilized via the Web Applications by providing notice to PNC.  For example, if the Fund elects to participate in Web Applications’ service permitting Transactions, the Fund may notify PNC to restrict a particular Financial Intermediary from initiating Transactions via the Web Applications; provided, however, the Fund acknowledges that PNC does not have the ability, nor shall PNC be obligated hereunder, to restrict Transactions effected by a single natural person Financial Intermediary.

8.           PNC Intellectual Property and Proprietary Rights.  PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights associated with the Services, the Web Applications and the Applications at any time or from time to time ("Intellectual Property").  The Fund acknowledges and agrees that nothing contained in this Exhibit transfers or assigns to the Fund any rights in or to any Intellectual Property.  If PNC provides the Fund with any computer software in connection with the Services or PNC's performance of this Exhibit, Fund shall use said computer software solely for purposes of gaining inquiry access to a Web Application, and shall not copy, decompile, reverse engineer or otherwise attempt to derive the source files thereto.

9.           Fees.  For the services provided by PNC pursuant to this Exhibit, the Fund shall pay to PNC the fees provided for in the writing referenced in Section 9(a) of the Agreement.  Such fees are exclusive of and do not include any taxes, duties, or similar charges.  The Fund agrees to pay or reimburse PNC for all federal, state, dominion, provincial, or local sales, VAT, use, personal property, import, export, excise or other taxes, fees, or duties arising out of this Exhibit or the transactions contemplated by this Exhibit, except that the Fund shall have no liability for taxes on the net income of any other Party. PNC reserves the right to pass through and invoice the Fund for increases in such fees imposed by PNC upon 30 days’ advance notice (such increases not to occur more than once a calendar year) or upon renewal of the Agreement.  If Fund does not consent to such fee increases, then Fund’s sole and exclusive remedy is to terminate Services under this Exhibit and pay all amounts due and owing through the date of such termination.

10.           Warranties; Disclaimers.  PNC represents and warrants that it shall accurately display the Provided Information in the Web Applications; provided, however, PNC disclaims any liability for errors or inaccuracies in the Provided Information not caused by PNC in the performance of its duties under this Exhibit. PNC expressly disclaims any warranty that the Web Applications, Applications, Services or specifications related thereto will be accurate, uninterrupted or error free and PNC makes no warranty as to the results obtained from use of the Web Applications, Applications, Services or specifications related thereto.  The Web Applications, Applications, Services and specifications related thereto are made available on an “As Is, As Available” basis, and PNC expressly disclaims all warranties, either express or implied, including, but not limited to, warranties of title or non-infringement, or the implied warranties of merchantability or fitness for a particular purpose.

11.           Survival.  The following Sections of this Exhibit shall survive a termination of this Agreement or the Services: 6 – 8 and 10 – 13.

12.           Limited Scope of Exhibit.  The terms of this Exhibit shall be construed to apply solely with respect to the rights and obligations of the parties as set forth in this Exhibit.

13.           Intended Third Party Beneficiary.  For the avoidance of doubt, Albridge Solutions, Inc. is an intended third party beneficiary of this Exhibit and is entitled to enforce the terms of this Exhibit as if it were a party hereto.

[End of Exhibit]

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